Exhibit 99.2

Verticalnet, Inc.

Pro Forma Shareholders’ Equity (Deficit) – Unaudited

As of June 30, 2003

The Registrant has provided the following pro forma shareholders’ equity (deficit) to detail the effect of the repurchase of $6.4 million of its 5¼% convertible subordinated debentures due September 2004. The pro forma information demonstrates the effect on the Registrant’s shareholders’ equity (deficit) as if this subsequent event had occurred on June 30, 2003.

Total shareholders’ deficit at June 30, 2003	$(438)
Total cost of inducement	(5,289)
Face value of debentures repurchased	6,407
Common stock and warrants issued as part of inducement	4,052
Write-off of deferred debenture issuance costs	(55)

Pro forma shareholders’ equity at June 30, 2003	$4,677